Exhibit 10.1

[TELEFLEX LETTERHEAD]

October 13, 2006

Mr. R. Ernest Waaser
[Address Deleted]
[Address Deleted]

Dear Ernest:

On behalf of Teleflex Incorporated, it is my pleasure to offer you the position of President, Teleflex Medical, reporting directly to me. Given the significance of this position within our organization, your offer and appointment is subject to the approval of the Teleflex Board of Directors Compensation Committee at the next meeting of the Committee scheduled for October 23, 2006. The position will be based at our Teleflex Medical facilities in Research Triangle Park (RTP), North Carolina. The salary for this position is $420,000.00 annually. Your anticipated start date will be October 23, 2006 or a date to be mutually agreed upon by you and Jeff Black.

In addition to your salary, you will be considered for participation in the Performance Participation Plan with a target payout of 50% of base salary earnings and maximum payout up to 100% based on pre-determined above plan levels of business and personal performance. This Plan is designed to provide a cash incentive award to eligible exempt employees who meet certain performance criteria. Any potential award would be based on your personal performance and the financial performance of the Corporation. You will be paid a one time guaranteed bonus of $50,000.00 for the 2006 plan year only, payable in March 2007. Any award earned and paid in subsequent years will be in accordance with the Plan document.

Additionally, you will be eligible for participation in the Long Term Incentive Plan (LTIP) and the Supplemental Executive Retirement Plan (SERP). Details of these plans will be explained shortly after your start date.

You will also be eligible for a stock option grant to purchase 25,000 shares of Teleflex Stock. Your Option grant is subject to the approval at a future meeting of the Compensation Committee of the Teleflex Board of Directors after your date of employment. The Option Price will be the fair market value, as defined by the Plan, of the Company’s Common Stock on the date the Option is granted. Your Stock Options will have a three year vesting period with the first one-third becoming exercisable one year from date of grant. You may also be eligible for future grants based on your performance and the company’s financial performance. In addition, you will also be granted a one time grant of 5,000 restricted shares of Teleflex stock, of which 2500 shares will vest on the first anniversary of the grant date and the remaining 2500 shares will vest on the second anniversary of the grant date.

We are proud of the benefits offered to our employees and an overview of these benefits will be provided to you. Your insurance coverage will be effective on your start date. In addition to the standard life insurance benefit of 1.5 times base salary(capped at $300,000.00) at no cost to you, we are pleased to offer you, as a key executive, an additional $500,000.00 of group life insurance with the premiums paid by the Company. The Long Term Disability and Short Term Disability benefits are also provided by the company at no cost to you. You will receive four weeks of paid vacation annually until such time as you are eligible for more under the vacation policy. You will also receive a Change in Control Agreement which covers your treatment in the case of a change in control in ownership of the Company as defined in the agreement. You will also be offered a benefit under the Senior Executive Officer Severance Agreement equal to 18 months of salary and covered benefits and containing a restrictive covenant on competition and a release should a separation from service under the terms and conditions of that agreement occur. We will review all of the benefit plans and options with you in greater detail as part of your personal orientation program.

As discussed, you are eligible for relocation assistance to assist your family’s move in accordance with the Company’s relocation policy managed by GMAC Relocations. You are eligible for Tier 1 relocation for Executives. Highlights include a house hunting trip to your new job location, temporary living expenses, marketing assistance selling your current residence, and financial assistance with the purchase of a new residence. You may contact a Pre-Transfer Consultant at GMAC Global Relocation Services; our relocation company at toll free 866-365-4440 for more information. You must complete your move to RTP, NC no later than twelve months from acceptance of this offer. Please be advised that you will be expected to repay any relocation payments made to you or on your behalf if you leave the Company before completion of one year of service from the completion of your relocation.

This offer is contingent upon your satisfactory completion of a drug screen and background check. Before beginning work at Teleflex Medical, you will be required to sign an acknowledgement form stipulating compliance with the Teleflex Code of Ethics Program as well as a copy of the Teleflex Invention and Confidentiality Agreement covering patents, inventions, and the treatment of confidential information. You also may not participate in any public company Board of Directors without the express consent of Jeff Black.

Please sign and return one copy of this letter to me to confirm your acceptance of this offer.

If you have any questions regarding our offer or any of the enclosed materials, please do not hesitate to contact me at (610) 948-2828 or Clark Handy at (610) 948-2865.

Welcome to Teleflex.

Sincerely,

/s/ Jeffrey P. Black
Jeffrey P. Black

JPB/jmk

cc:Clark Handy John Sickler

Accepted:	/s/ R. Ernest Waaser

Date:	10/13/2006